Exhibit 99.1

Press Release

For Immediate Release

Contact:	Christopher D. Myers
President and CEO (909) 980-4030

CVB Financial Corp. Reports Earnings for the First Quarter 2017

•	Net earnings were $28.5 million for the first quarter of 2017, or $0.26 per share.

•	Total assets grew by 6% to $8.56 billion, quarter-over-quarter.

•	Acquisition of Valley Commerce Bancorp completed on March 10, 2017.

•	Noninterest-bearing deposits totaled $4.00 billion, or 58.44%, of total deposits.

Ontario, CA, April 25, 2017-CVB Financial Corp. (NASDAQ:CVBF) and its subsidiary, Citizens Business Bank (“the Company”), announced earnings for the quarter ended March 31, 2017.

CVB Financial Corp. reported net income of $28.5 million for the quarter ended March 31, 2017, compared with $27.1 million for the fourth quarter of 2016 and $23.4 million for the first quarter of 2016. This represents an increase of $1.4 million over the prior quarter and an increase of $5.1 million from the first quarter of 2016. Diluted earnings per share were $0.26 for the first quarter, compared to $0.25 for the prior quarter and $0.22 for the same period last year.

On March 10, 2017, we completed the acquisition of Valley Commerce Bancorp (“VCBP”), the holding company for Valley Business Bank (“VBB”). Our financial statements for the first quarter include 21 days of VBB operations, post-merger. At close, Citizens Business Bank acquired $309.7 million of loans, assumed $172.5 million of noninterest-bearing deposits and $361.8 million of total deposits.

Chris Myers, President and CEO of Citizens Business Bank, commented, “We are pleased to complete the merger with Valley Commerce Bancorp. This acquisition adds approximately $400 million in assets and $300 million in loans to our balance sheet, while further strengthening our market share in the Central Valley area of California.” Myers commented further, “With the systems conversion of Valley Business Bank scheduled for May and the relocation of our operations and technology center to be completed in June, we should be well positioned for future growth.”

Net income of $28.5 million for the first quarter of 2017 produced an annualized return on beginning equity of 11.67%, an annualized return on average equity of 11.39% and an annualized return on average assets of 1.42%. Net income for the first quarter of 2016 produced an annualized return on average equity of 9.96% and an annualized return on average assets of 1.22%. The efficiency ratio for the first quarter of 2017 was 46.01%, compared to 48.26% for the first quarter of 2016.

Net interest income before recapture of loan loss provision totaled $65.4 million for the first quarter, unchanged from the prior quarter and $2.9 million, or 4.67%, higher than the first quarter of 2016. Total interest income and fees on loans for the first quarter of 2017 of $48.6 million decreased $570,000, or 1.16%, from the fourth quarter of 2016 while increasing $2.9 million, or 6.27%, from the first quarter of 2016. The fourth quarter of 2016 included the recognition of $716,000 in nonaccrued interest and loan fee recapture as a result of the payoff of one nonperforming loan classified as a troubled debt restructured loan (“TDR”). Total investment income increased by $1.3 million, or 7.96%, from the fourth quarter of 2016. The yield on the investment portfolio increased by 15 basis points due to lower premium amortization of $700,000 and higher reinvestment rates for purchases quarter over-quarter. Growth in the securities portfolio would have been $54.4 million on average, if the $48 million reduction in market value from rising rates is excluded. Investment income remained unchanged from the first quarter of 2016.

During the first quarter of 2017, $4.5 million of loan loss provision was recaptured, compared to $4.4 million recaptured for the fourth quarter of 2016 and zero for the same period last year.

Noninterest income was $8.7 million for the first quarter of 2017, compared with $8.4 million for the fourth quarter of 2016 and $8.7 million for the first quarter of 2016. The quarter-over-quarter increase of $310,000 was primarily due to increases of $153,000 in swap fee income and $107,000 in BOLI income. Increases in other noninterest income categories were offset by a $260,000 decrease in trust and investment service fees. The year-over-year increase of $39,000 was primarily due to increases of $265,000 in swap fee income, $210,000 in bankcard services fees, $168,000 in BOLI income, and $93,000 in trust and investment services; these increases offset a $1.1 million net gain on the sale of loans in the first quarter of 2016.

Noninterest expense for the first quarter of 2017 was $34.1 million, compared to $34.9 million for the fourth quarter of 2016 and $34.4 million for the first quarter of 2016. Salary and benefit expense for the first quarter of 2017 increased by $1.9 million principally due to higher seasonal payroll taxes, health care costs, and additional expenses for the former VBB employees. The first quarter of 2017 also included $676,000 in merger related expenses in connection with the acquisition of VCBP. The fourth quarter of 2016 included $4.1 million in nonrecurring expenses, resulting from a fair value adjustment of approximately $2.6 million for our operations center, which was classified as an asset held-for-sale at December 31, 2016, and $1.5 million related to the settlement of a wage-hour class action lawsuit. The fourth quarter also included a $450,000 recapture of provision for unfunded loan commitments. As a percentage of average assets, noninterest expense was 1.70%, compared to 1.72% for the fourth quarter of 2016 and 1.79% for the first quarter of 2016.

Net Interest Income and Net Interest Margin

Net interest income, before provision for loan losses, was $65.4 million for the first quarter of 2017, compared to $65.4 million for the fourth quarter of 2016 and $62.5 million for the first quarter of 2016. Our net interest margin (tax equivalent) was 3.51% for the first quarter of 2017, compared to 3.47% for the fourth quarter of 2016 and 3.52% for the first quarter of 2016. Total average earning asset yields (tax equivalent) were 3.62% for the first quarter of 2017, compared to 3.57% for the fourth quarter of 2016 and 3.63% for the first quarter of 2016. Total cost of funds of 0.12% for the first quarter of 2017 remained unchanged from the first quarter of 2016. During the fourth quarter of 2016, there was one nonperforming TDR loan that was paid in full resulting in the recognition of $716,000 of interest income, which positively impacted the tax-equivalent net interest margin by 3 basis points. Total investment income of $18.1 million for the first quarter of 2017 increased $1.3 million, or 7.96%, from $16.8 million for the fourth quarter of 2016.

The yield on the investment portfolio increased by 15 basis points, of which 9 basis points were due to lower premium amortization from slowing prepayments on mortgage related securities. A $48 million reduction in market value from rising rates increased the portfolio’s yield by 4 basis points and higher reinvestment rates for purchases quarter over-quarter further improved the portfolio’s yield. Investment income remained unchanged from the first quarter of 2016.

Income Taxes

Our effective tax rate was 36.0% for the quarter ended March 31, 2017, compared with 36.5% for the quarter ended March 31, 2016. The effective tax rate for the first quarter of 2017 decreased due to the tax effects related to the adoption of Accounting Standards Update (“ASU”) No. 2016-09, Compensation - Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting, which resulted in the recognition of excess tax benefits of approximately $1.3 million in our provision for income taxes rather than as an adjustment of paid-in capital. Our estimated annual effective tax rate also varies depending upon the level of tax-advantaged income as well as available tax credits.

Assets

The Company reported total assets of $8.56 billion at March 31, 2017. This represented an increase of $485.4 million, or 6.01%, from total assets of $8.07 billion at December 31, 2016. Interest-earning assets of $8.09 billion at March 31, 2017 increased $441.0 million, or 5.77%, when compared with $7.64 billion at December 31, 2016. The increase in interest-earning assets was primarily due to a $220.4 million increase in total loans and a $261.5 million increase in interest-earning balances due from the Federal Reserve and federal funds sold. This was partially offset by a $25.4 million decrease in investment securities and a $17.5 million decrease in interest-earning balances due from depository institutions.

Total assets of $8.56 billion at March 31, 2017 increased $638.3 million, or 8.06%, from total assets of $7.92 billion at March 31, 2016. Interest-earning assets totaled $8.09 billion at March 31, 2017, an increase of $564.3 million, or 7.50%, when compared with earning assets of $7.52 billion at March 31, 2016. The increase in interest-earning assets was primarily due to a $442.1 million increase in total loans, a $132.2 million increase in interest-earning balances due from the Federal Reserve and federal funds sold and a $49.2 million increase in investment securities. This was partially offset by a $60.4 million decrease in interest-earning balances due from depository institutions.

On March 10, 2017, we completed the acquisition of VCBP headquartered in the Central Valley area of California with approximately $400 million in total assets and four branch locations. The increase in total assets at March 31, 2017 included $309.7 million of acquired loans and $51.5 million of acquired cash and cash equivalents, including interest-earning assets due from the Federal Reserve and depository institutions.

Investment Securities

Total investment securities were $3.16 billion at March 31, 2017, a decrease of $25.4 million, or 0.80%, from $3.18 billion at December 31, 2016 and an increase of $49.2 million, or 1.58%, from $3.11 billion at March 31, 2016.

At March 31, 2017, investment securities held-to-maturity (“HTM”) totaled $885.1 million, a $26.6 million, or 2.92%, decrease from December 31, 2016 and a $72.2 million, or 8.88% increase from March 31, 2016.

At March 31, 2017, investment securities Available-for-Sale (“AFS”) totaled $2.27 billion, inclusive of a pre-tax net unrealized gain of $15.8 million. AFS securities grew by $1.2 million, or 0.05%, from the end of the fourth quarter of 2016, while declining by $23.0 million, or 1.00%, from March 31, 2016.

Combined, the AFS and HTM investments in mortgage backed securities (“MBS”) and collateralized mortgage obligations (“CMOs”) totaled $2.61 billion at March 31, 2017, compared to $2.62 billion at December 31, 2016 and $2.35 billion at March 31, 2016. Virtually all of our MBS and CMOs are issued or guaranteed by government or government sponsored enterprises, which have the implied guarantee of the U.S. Government.

Our combined AFS and HTM municipal securities totaled $359.6 million as of March 31, 2017. These securities are located in 29 states. Our largest concentrations of holdings are located in Minnesota at 19.78%, Texas at 9.19%, Massachusetts at 7.19%, and New York at 5.66%.

In the first quarter of 2017, we purchased $112.1 million of MBS with an average yield of approximately 2.42%. We also purchased $7.9 million of municipal securities with an average tax-equivalent yield of approximately 3.86%.

Loans

Total loans and leases, net of deferred fees and discounts, of $4.62 billion at March 31, 2017 increased by $220.4 million, or 5.02%, from December 31, 2016. The increase in total loans included $309.7 million of loans acquired from VBB in the first quarter of 2017. Excluding the acquired VBB loans, dairy & livestock and agribusiness loans decreased by $109.2 million, primarily due to seasonal paydowns. Excluding the acquired VBB loans and the decrease in dairy & livestock and agribusiness loans, overall loan growth was about $19.7 million, or 0.49%, for the quarter.

Total loans and leases, net of deferred fees and discounts, of $4.62 billion at March 31, 2017 increased by $442.1 million, or 10.59%, from March 31, 2016.

Deposits & Customer Repurchase Agreements

Deposits of $6.84 billion and customer repurchase agreements of $564.4 million totaled $7.41 billion at March 31, 2017. This represents an increase of $494.5 million, or 7.15%, when compared with total deposits and customer repurchase agreements of $6.91 billion at December 31, 2016. Deposits and customer and repurchase agreement increased by $564.1 million, or 8.24%, when compared with total deposits and customer repurchase agreements of $6.84 billion at March 31, 2016. Time deposits declined by $294.5 million year-over-year but increased by $43.6 million quarter-over-quarter.

Noninterest-bearing deposits were $4.00 billion at March 31, 2017, an increase of $325.6 million, or 8.86%, when compared to December 31, 2016 and an increase of $647.0 million, or 19.30%, compared to $3.35 billion at March 31, 2016. At March 31, 2017, noninterest-bearing deposits were 58.44% of total deposits, compared to 58.22% at December 31, 2016 and 53.93% at March 31, 2016.

The increase in total deposits from the end of 2016 included $172.5 million of noninterest-bearing deposits and $361.8 million of total deposits acquired from VBB during the first quarter of 2017.

Our average cost of total deposits was 0.09% for the quarter ended March 31, 2017, compared to 0.09% for the prior quarter and 0.10% for the same period last year. Our cost of total deposits including customer repurchase agreements was 0.11% for the quarter ended March 31, 2017 and 2016.

FHLB Advance, Other Borrowings and Debentures

At March 31, 2017, we had no short-term borrowings, compared to $53.0 million at December 31, 2016 and zero at March 31, 2016.

At March 31, 2017, we had $25.8 million of junior subordinated debentures, unchanged from December 31, 2016 and March 31, 2016. These debentures bear interest at three-month LIBOR plus 1.38% and mature in 2036.

Asset Quality

The allowance for loan losses totaled $59.2 million at March 31, 2017, compared to $61.5 million at December 31, 2016 and $59.3 million at March 31, 2016. The allowance for loan losses was reduced by $4.5 million for the first quarter of 2017, offset by net recoveries of $2.2 million. The allowance for loan losses was 1.28%, 1.40%, 1.42%, 1.44%, and 1.42% of total loans and leases outstanding, at March 31, 2017, December 31, 2016, September 30, 2016, June 30, 2016, and March 31, 2016, respectively. The ratio as of the most recent quarter was partially impacted by the $309.7 million loans acquired from Valley Business Bank that are recorded at fair market value, without a corresponding loan loss allowance.

Nonperforming loans, defined as nonaccrual loans plus nonperforming TDR loans, were $10.3 million at March 31, 2017, or 0.22% of total loans, and included $6.4 million of loans acquired from VBB in the first quarter of 2017. This compares to nonperforming loans of $7.2 million, or 0.16% of total loans, at December 31, 2016, and $18.1 million, or 0.43% of total loans, at March 31, 2016. The $10.3 million in nonperforming loans at March 31, 2017 are summarized as follows: $5.6 million in commercial real estate loans, $1.3 million in dairy & livestock and agribusiness loans, $1.1 million in SBA loans, $983,000 in SFR mortgage loans, $438,000 in consumer and other loans, $506,000 in commercial and industrial loans, and $384,000 in construction loans. The $3.2 million increase in nonperforming loans quarter-over-quarter was primarily due to a $3.9 million increase in nonperforming commercial real estate loans and a $1.3 million increase in dairy & livestock and agribusiness loans, partially offset by a $1.6 million decrease in nonperforming SBA loans.

We had $4.5 million in Other Real Estate Owned (“OREO”) at both March 31, 2017 and December 31, 2016, compared to $6.5 million at March 31, 2016. As of March 31, 2017, we had one OREO property, compared with four OREO properties at March 31, 2016. There were no additions or sales of OREO for the three months ended March 31, 2017.

At March 31, 2017, we had loans delinquent 30 to 89 days of $1.4 million. This compares to $436,000 at December 31, 2016, and $900,000 at March 31, 2016. As a percentage of total loans, delinquencies, excluding nonaccruals, were 0.03% at March 31, 2017, 0.01% at December 31, 2016, and 0.02% at March 31, 2016.

At March 31, 2017, we had $19.7 million in performing TDR loans, compared to $19.2 million in performing TDR loans at December 31, 2016, and $37.3 million in performing TDR loans at March 31, 2016. In terms of the number of loans, we had 25 performing TDR loans at March 31, 2017, compared to 26 performing TDR loans at December 31, 2016, and 35 performing TDR loans at March 31, 2016.

Nonperforming assets, defined as nonaccrual loans plus other real estate owned, totaled $14.9 million at March 31, 2017, $11.7 million at December 31, 2016, and $24.7 million at March 31, 2016. The $3.2 million quarter-over-quarter increase in nonperforming assets included $6.4 million of nonperforming loans acquired from VBB in the first quarter of 2017. As a percentage of total assets, nonperforming assets were 0.17% at March 31, 2017, 0.14% at December 31, 2016, and 0.31% at March 31, 2016.

Classified loans are loans that are graded “substandard” or worse. At March 31, 2017, classified loans totaled $104.2 million, compared to $108.3 million at December 31, 2016, and $83.4 million at March 31, 2016. Total classified loans included $9.1 million of classified loans acquired from VBB in the first quarter of 2017. The quarter-over-quarter decrease was primarily due to a $4.9 million decrease in classified dairy & livestock loans, a $1.8 million decrease in classified commercial and industrial loans and a $1.7 million decrease in classified SBA loans, partially offset by a $5.1 million increase in classified commercial real estate loans due to $6.5 million of classified loans acquired from VBB.

CitizensTrust

As of March 31, 2017, CitizensTrust had approximately $2.76 billion in assets under management and administration, including $2.13 billion in assets under management. Revenues were $2.3 million for the first quarter of 2017, compared to $2.2 million for the same period of 2016. CitizensTrust provides trust, investment and brokerage related services, as well as financial, estate and business succession planning.

Corporate Overview

CVB Financial Corp. (“CVBF”) is the holding company for Citizens Business Bank. CVBF is the ninth largest bank holding company headquartered in California with assets of approximately $8.6 billion. Citizens Business Bank is consistently recognized as one of the top performing banks in the nation and offers a wide array of banking, lending and investing services through 54 banking centers and 3 trust office locations serving the Inland Empire, Los Angeles County, Orange County, San Diego County, Ventura County, Santa Barbara County, and the Central Valley area of California.

Shares of CVB Financial Corp. common stock are listed on the NASDAQ under the ticker symbol “CVBF.” For investor information on CVB Financial Corp., visit our Citizens Business Bank website at www.cbbank.com and click on the “Investors” tab.

Conference Call

Management will hold a conference call at 7:30 a.m. PDT/10:30 a.m. EDT on Wednesday, April 26, 2017 to discuss the Company’s first quarter 2017 financial results.

To listen to the conference call, please dial (877) 506-3368. A taped replay will be made available approximately one hour after the conclusion of the call and will remain available through May 10, 2017 at 6:00 a.m. PDT/9:00 a.m. EDT. To access the replay, please dial (877) 344-7529, passcode 10103496.

The conference call will also be simultaneously webcast over the Internet; please visit our Citizens Business Bank website at www.cbbank.com and click on the “Investors” tab to access the call from the site. Please access the website 15 minutes prior to the call to download any necessary audio software. This webcast will be recorded and available for replay on the Company’s website approximately two hours after the conclusion of the conference call, and will be available on the website for approximately 12 months.

Safe Harbor

Certain matters set forth herein (including the exhibits hereto) constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including forward-looking statements relating to the Company’s current business plans and expectations and our future financial position and operating results. Words such as “will likely result, “aims”, “anticipates”, “believes”, “could”, “estimates”, “expects”, “hopes”, “intends”, “may”, “plans”, “projects”, “seeks”, “should”, “will,” “strategy”, “possibility”, and variations of these words and similar expressions help to identify these forward looking statements, which involve risks and uncertainties. These forward-looking statements are subject to risks and uncertainties that could cause actual results, performance and/or achievements to differ materially from those projected. These risks and uncertainties include, but are not limited to, local, regional, national and international economic and market conditions and political events and the impact they may have on us, our customers and our assets and liabilities; our ability to attract deposits and other sources of funding or liquidity; supply and demand for real estate and periodic deterioration in real estate prices and/or values in California or other states where we lend, including both residential and commercial real estate; a prolonged slowdown or decline in real estate construction, sales or leasing activities; changes in the financial performance and/or condition of our borrowers, depositors or key vendors or counterparties; changes in our levels of delinquent loans, nonperforming assets, allowance for loan losses and charge-offs; the costs or effects of acquisitions or dispositions we may make, whether we are able to obtain any required governmental approvals in connection with any such acquisitions or dispositions, and/or our ability to realize the contemplated financial or business benefits associated with any such acquisitions or dispositions; our ability to realize cost savings in connection with our recent acquisition of Valley Commerce Bancorp within expected time frames or at all; the effect of changes in laws, regulations and applicable judicial decisions (including laws, regulations and judicial decisions concerning financial reforms, taxes, banking capital levels, consumer, commercial or secured lending, securities and securities trading and hedging, bank operations, compliance, fair lending, employment, executive compensation, insurance, cybersecurity, vendor management and information security) with which we and our subsidiaries must comply or believe we should comply or which may otherwise impact us, including additional legal and regulatory requirements to which we may become subject in the event our total assets exceed $10 billion; changes in estimates of future reserve requirements and minimum capital requirements based upon the periodic review thereof under relevant regulatory and accounting requirements, including changes in the Basel Committee framework establishing capital standards for credit, operations and market risk; the accuracy of the assumptions and estimates and the absence of technical error in implementation or calibration of models used to estimate the fair value of financial instruments; inflation, interest rate, securities market and monetary fluctuations; changes in government interest rates or monetary policies; changes in the amount and availability of deposit insurance; disruptions in the infrastructure that supports our business and the communities where we are located, which are concentrated in California, involving or related to physical site access, cyber incidents, terrorist and political activities, disease pandemics, catastrophic events, natural disasters, such as earthquakes, or drought, extreme weather events, electrical, environmental, computer servers, and communications or other services we use, or that affect our employees or third parties with whom we conduct business; or theft or loss of Company or customer data or money; political uncertainty or instability; acts of war or terrorism, or natural disasters, such as earthquakes, drought, or the effects of pandemic diseases; the timely development and acceptance of new banking products and services and the perceived overall value of these products and services by our customers and potential customers; the Company’s relationships with and reliance upon vendors with respect to the operation of certain of the Company’s key internal and external systems and applications; changes in commercial or consumer spending, borrowing and savings preferences or behaviors; technological changes and the expanding use of technology in banking (including the adoption of mobile banking and funds transfer applications); our ability to retain and increase market share, retain and grow customers and control expenses; changes in the competitive environment among financial and bank holding companies, banks and other financial service providers; competition and innovation with respect to financial products and services by banks, financial institutions and non-traditional providers including retail businesses and technology companies, volatility in the credit and equity markets and its effect on the general economy or local or regional business conditions; fluctuations in the price of the Company’s common stock or other securities; and the resulting impact on the Company’s ability to raise capital or make acquisitions, the effect of changes in accounting policies and practices, as may be adopted from time-to-time by our regulatory agencies, as well as by the Public Company Accounting Oversight Board, the Financial Accounting Standards Board and other accounting standard-setters; changes in our organization, management, compensation and benefit plans, and our ability to retain or expand our workforce, management team and/or our board of directors; the costs and effects of legal, compliance and regulatory actions, changes and developments, including the initiation and resolution of legal proceedings (including securities, bank operations, consumer or employee class action litigation), regulatory or other governmental inquiries or investigations, and/or the results of regulatory examinations or reviews; our ongoing relations with our various federal and state regulators, including the SEC, Federal Reserve Board, FDIC and California DBO; our success at managing the risks involved in the foregoing items and all other factors set forth in the Company’s public reports, including its Annual Report on Form 10-K for the year ended December 31, 2016, and particularly the discussion of risk factors within that document. The Company does not undertake, and specifically disclaims any obligation, to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements except as required by law. Any statements about future operating results, such as those concerning accretion and dilution to the Company’s earnings or shareholders, are for illustrative purposes only, are not forecasts, and actual results may differ.

###

CVB FINANCIAL CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Dollars in thousands)

	March 31, 2017	December 31, 2016	March 31, 2016
Assets
Cash and due from banks	$118,772	$119,445	$108,145
Interest-earning balances due from Federal Reserve and federal funds sold	263,669	2,188	131,441

Total cash and cash equivalents	382,441	121,633	239,586

Interest-earning balances due from depository institutions	30,321	47,848	90,718
Investment securities available-for-sale	2,271,703	2,270,466	2,294,659
Investment securities held-to-maturity	885,057	911,676	812,893

Total investment securities	3,156,760	3,182,142	3,107,552

Investment in stock of Federal Home Loan Bank (FHLB)	19,640	17,688	18,501
Loans and lease finance receivables	4,615,497	4,395,064	4,173,409
Allowance for loan losses	(59,212)	(61,540)	(59,336)

Net loans and lease finance receivables	4,556,285	4,333,524	4,114,073

Premises and equipment, net	47,262	42,086	39,922
Bank owned life insurance	145,056	134,785	131,594
Intangibles	7,892	5,010	5,882
Goodwill	119,193	89,533	88,174
Other assets	94,271	99,458	84,834

Total assets	$8,559,121	$8,073,707	$7,920,836

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Noninterest-bearing	$3,999,107	$3,673,541	$3,352,128
Investment checking	424,077	407,058	378,624
Savings and money market	1,993,196	1,846,257	1,764,594
Time deposits	426,433	382,824	720,932

Total deposits	6,842,813	6,309,680	6,216,278
Customer repurchase agreements	564,387	603,028	626,860
FHLB advances	-	-	5,000
Other borrowings	-	53,000	-
Junior subordinated debentures	25,774	25,774	25,774
Payable for securities purchased	-	23,777	4,152
Other liabilities	79,814	67,586	70,910

Total liabilities	7,512,788	7,082,845	6,948,974

Stockholders’ Equity
Stockholders’ equity	1,035,916	980,691	935,136
Accumulated other comprehensive income, net of tax	10,417	10,171	36,726

Total stockholders’ equity	1,046,333	990,862	971,862

Total liabilities and stockholders’ equity	$8,559,121	$8,073,707	$7,920,836

CVB FINANCIAL CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED AVERAGE BALANCE SHEETS

(Unaudited)

(Dollars in thousands)

	Three Months Ended March 31,
	2017	2016
Assets
Cash and due from banks	$125,524	$120,643
Interest-earning balances due from Federal Reserve and federal funds sold federal funds sold	74,307	84,943

Total cash and cash equivalents	199,831	205,586

Interest-earning balances due from depository institutions	43,497	52,335
Investment securities available-for-sale	2,245,799	2,300,012
Investment securities held-to-maturity	893,104	827,848

Total investment securities	3,138,903	3,127,860

Investment in stock of FHLB	18,143	18,013
Loans and lease finance receivables	4,379,111	4,027,577
Allowance for loan losses	(61,697)	(59,297)

Net loans and lease finance receivables	4,317,414	3,968,280

Premises and equipment, net	43,416	33,474
Bank owned life insurance	137,289	131,146
Intangibles	5,624	3,445
Goodwill	96,454	78,989
Other assets	121,566	123,675

Total assets	$8,122,137	$7,742,803

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Noninterest-bearing	$3,700,572	$3,283,931
Interest-bearing	2,685,033	2,734,217

Total deposits	6,385,605	6,018,148
Customer repurchase agreements	603,186	685,860
FHLB advances	-	1,703
Other borrowings	19,594	7,537
Junior subordinated debentures	25,774	25,774
Payable for securities purchased	13,844	1,261
Other liabilities	59,388	58,227

Total liabilities	7,107,391	6,798,510

Stockholders’ Equity
Stockholders’ equity	1,004,815	923,461
Accumulated other comprehensive income, net of tax	9,931	20,832

Total stockholders’ equity	1,014,746	944,293

Total liabilities and stockholders’ equity	$8,122,137	$7,742,803

CVB FINANCIAL CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(Unaudited)

(Dollars in thousands, except per share amounts)

	Three Months Ended March 31,
	2017	2016
Interest income:
Loans and leases, including fees	$48,641	$45,770
Investment securities:
Investment securities available-for-sale	12,640	12,799
Investment securities held-to-maturity	5,507	5,348

Total investment income	18,147	18,147
Dividends from FHLB stock	393	368
Interest-earning deposits with other institutions and federal funds sold	267	215

Total interest income	67,448	64,500

Interest expense:
Deposits	1,433	1,437
Borrowings and junior subordinated debentures	582	547

Total interest expense	2,015	1,984

Net interest income before recapture of provision for loan losses	65,433	62,516
Recapture of provision for loan losses	(4,500)	-

Net interest income after recapture of provision for loan losses	69,933	62,516

Noninterest income:
Service charges on deposit accounts	3,727	3,747
Trust and investment services	2,296	2,203
Gain on sale of loans	-	1,101
Other	2,699	1,632

Total noninterest income	8,722	8,683

Noninterest expense:
Salaries and employee benefits	21,575	21,198
Occupancy and equipment	3,684	3,713
Professional services	1,257	1,248
Software licenses and maintenance	1,561	1,274
Marketing and promotion	1,239	1,427
Acquisition related expenses	676	849
Other	4,125	4,655

Total noninterest expense	34,117	34,364

Earnings before income taxes	44,538	36,835
Income taxes	16,034	13,444

Net earnings	$28,504	$23,391

Basic earnings per common share	$0.26	$0.22

Diluted earnings per common share	$0.26	$0.22

Cash dividends declared per common share	$0.12	$0.12

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands, except per share amounts)

	Three Months Ended March 31,
	2017	2016
Interest income - (tax-equivalent) (TE)	$68,522	$66,036
Interest expense	2,015	1,984

Net interest income - (TE)	$66,507	$64,052

Return on average assets, annualized	1.42%	1.22%
Return on average equity, annualized	11.39%	9.96%
Efficiency ratio [1]	46.01%	48.26%
Noninterest expense to average assets, annualized	1.70%	1.79%
Yield on average earning assets (TE)	3.62%	3.63%
Cost of deposits	0.09%	0.10%
Cost of deposits and customer repurchase agreements	0.11%	0.11%
Cost of funds	0.12%	0.12%
Net interest margin (TE)	3.51%	3.52%

[1] Noninterest expense divided by net interest income before provision for loan losses plus noninterest income.

Weighted average shares outstanding
Basic	108,339,129	106,391,959
Diluted	108,805,810	106,784,424
Dividends declared	$13,018	$12,934
Dividend payout ratio [2]	45.67%	55.29%
[2] Dividends declared on common stock divided by net earnings.
Number of shares outstanding - (end of period)	110,108,757	107,786,175
Book value per share	$9.50	$9.02
Tangible book value per share	$8.35	$8.14

	March 31,
	2017	2016
Nonperforming assets:
Nonaccrual loans	$8,940	$5,784
Loans past due 90 days or more and still accruing interest	-	-
Troubled debt restructured loans (nonperforming)	1,407	12,360
Other real estate owned (OREO), net	4,527	6,545

Total nonperforming assets	$14,874	$24,689

Troubled debt restructured performing loans	$19,702	$37,321

Percentage of nonperforming assets to total loans outstanding and OREO	0.32%	0.59%

Percentage of nonperforming assets to total assets	0.17%	0.31%

Allowance for loan losses to nonperforming assets	398.09%	240.33%

	Three Months Ended March 31,
	2017	2016
Allowance for loan losses:
Beginning balance	$61,540	$59,156
Total charge-offs	(2)	(163)
Total recoveries on loans previously charged-off	2,174	343

Net recoveries	2,172	180
Recapture of provision for loan losses	(4,500)	-

Allowance for loan losses at end of period	$59,212	$59,336

Net recoveries to average loans	0.050%	0.004%

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands, except per share amounts)

Quarterly Common Stock Price

	2017		2016		2015
Quarter End	High	Low	High	Low	High	Low
March 31,	$24.63	$20.58	$17.70	$14.02	$16.21	$14.53
June 30,	-	-	$17.92	$15.25	$18.11	$15.45
September 30,	-	-	$17.88	$15.39	$18.37	$15.30
December 31,	-	-	$23.23	$16.32	$18.77	$15.82

Quarterly Consolidated Statements of Earnings

		Q1	Q4	Q3	Q2	Q1
		2017	2016	2016	2016	2016
Interest income
Loans, including fees		$48,641	$49,211	$47,754	$50,257	$45,770
Investment securities and other		18,807	18,153	17,417	17,758	18,730

Total interest income		67,448	67,364	65,171	68,015	64,500

Interest expense
Deposits		1,433	1,413	1,525	1,582	1,437
Other borrowings		582	510	485	477	547

Total interest expense		2,015	1,923	2,010	2,059	1,984

Net interest income before recapture of provision for loan losses		65,433	65,441	63,161	65,956	62,516
Recapture of provision for loan losses		(4,500)	(4,400)	(2,000)	-	-

Net interest income after recapture of provision for loan losses		69,933	69,841	65,161	65,956	62,516

Noninterest income		8,722	8,412	9,183	9,274	8,683
Noninterest expense		34,117	34,932	33,006	34,438	34,364

Earnings before income taxes		44,538	43,321	41,338	40,792	36,835
Income taxes		16,034	16,245	15,890	15,278	13,444

Net earnings		$28,504	$27,076	$25,448	$25,514	$23,391

Effective tax rate		36.00%	37.50%	38.44%	37.45%	36.50%

Basic earnings per common share		$0.26	$0.25	$0.23	$0.23	$0.22
Diluted earnings per common share		$0.26	$0.25	$0.23	$0.23	$0.22

Cash dividends declared per common share		$0.12	$0.12	$0.12	$0.12	$0.12

Cash dividends declared		$13,018	$12,996	$12,968	$12,951	$12,934

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands)

Loan Portfolio by Type

	March 31,	December 31,	September 30,	June 30,	March 31,
	2017	2016	2016	2016	2016
Commercial and industrial	$530,856	$487,387	$496,814	$481,713	$474,108
SBA	114,265	97,511	104,379	112,110	114,073
Real estate:
Commercial real estate	3,271,592	2,997,735	2,981,859	2,954,921	2,893,717
Construction	72,782	85,879	90,710	94,009	89,648
SFR mortgage	245,537	250,783	241,672	237,674	233,155
Dairy & livestock and agribusiness	244,724	339,847	239,749	214,333	227,965
Municipal lease finance receivables	62,416	64,639	68,309	71,929	73,098
Consumer and other loans	81,534	79,743	81,143	81,541	78,503

Gross loans	4,623,706	4,403,524	4,304,635	4,248,230	4,184,267
Less:
Purchase accounting discount on PCI loans	(1,258)	(1,508)	(1,894)	(2,430)	(3,110)
Deferred loan fees, net	(6,951)	(6,952)	(7,574)	(7,872)	(7,748)

Gross loans, net of deferred loan fees and discounts	4,615,497	4,395,064	4,295,167	4,237,928	4,173,409
Allowance for loan losses	(59,212)	(61,540)	(61,001)	(60,938)	(59,336)

Net loans	$4,556,285	$4,333,524	$4,234,166	$4,176,990	$4,114,073

Deposit Composition by Type and Customer Repurchase Agreements

	March 31,	December 31,	September 30,	June 30,	March 31,
	2017	2016	2016	2016	2016
Noninterest-bearing	$3,999,107	$3,673,541	$3,657,610	$3,666,206	$3,352,128
Investment checking	424,077	407,058	413,789	408,105	378,624
Savings and money market	1,993,196	1,846,257	1,823,163	1,824,119	1,764,594
Time deposits	426,433	382,824	426,433	687,556	720,932

Total deposits	6,842,813	6,309,680	6,320,995	6,585,986	6,216,278
Customer repurchase agreements	564,387	603,028	577,990	590,465	626,860

Total deposits and customer repurchase agreements	$7,407,200	$6,912,708	$6,898,985	$7,176,451	$6,843,138

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands)

Nonperforming Assets and Delinquency Trends

	March 31,	December 31,	September 30,	June 30,	March 31,
	2017	2016	2016	2016	2016
Nonperforming loans:
Commercial and industrial	$506	$156	$543	$568	$622
SBA	1,089	2,737	3,013	2,637	2,435
Real estate:
Commercial real estate	5,623	1,683	2,396	11,396	12,082
Construction	384	-	-	-	-
SFR mortgage	983	2,207	2,244	2,443	2,549
Dairy & livestock and agribusiness	1,324	-	-	-	-
Consumer and other loans	438	369	470	428	456

Total	$10,347	$7,152	$8,666	$17,472	$18,144

% of Total gross loans	0.22%	0.16%	0.20%	0.41%	0.43%
Past due 30-89 days:
Commercial and industrial	$219	$-	$-	$61	$111
SBA	329	352	-	-	-
Real estate:
Commercial real estate	-	-	228	320	-
Construction	-	-	-	-	-
SFR mortgage	403	-	-	-	625
Dairy & livestock and agribusiness	-	-	-	-	-
Consumer and other loans	429	84	294	97	164

Total	$1,380	$436	$522	$478	$900

% of Total gross loans	0.03%	0.01%	0.01%	0.01%	0.02%
OREO:
Commercial and industrial	$-	$-	$-	$-	$-
Real estate:
Commercial real estate	-	-	-	1,209	1,705
Construction	4,527	4,527	4,840	4,840	4,840

Total	$4,527	$4,527	$4,840	$6,049	$6,545

Total nonperforming, past due, and OREO	$16,254	$12,115	$14,028	$23,999	$25,589

% of Total gross loans	0.35%	0.28%	0.33%	0.57%	0.61%

Tangible Book Value Reconciliations (Non-GAAP)

The tangible book value per share is a Non-GAAP disclosure. The Company uses certain non-GAAP financial measures to provide supplemental information regarding the Company’s performance. The following is a reconciliation of tangible book value to the Company stockholders’ equity computed in accordance with GAAP, as well as a calculation of tangible book value per share as of March 31, 2017 and 2016.

	March 31,
	2017	2016
	(Dollars in thousands, except per share amounts)

Stockholders’ equity	$1,046,333	$971,862
Less: Goodwill	(119,193)	(88,174)
Less: Intangible assets	(7,892)	(5,882)

Tangible book value	$919,248	$877,806
Common shares issued and outstanding	110,108,757	107,786,175

Tangible book value per share	$8.35	$8.14